Exhibit 10.1

NON-EXCLUSIVE CONSULTING AGREEMENT

This Non-Exclusive Consulting Agreement (“Agreement”) is entered into and effective as of the 1st of May, 2012, between James E. McAuliffe, Jr. (“Consultant”), and Kaiser Aluminum Fabricated Products, LLC, a Delaware limited liability company with offices located at 27422 Portola Parkway, Suite 200, Foothill Ranch, CA 92610-2831 (“Kaiser”).

WHEREAS, Kaiser desires to have Consultant perform certain services for Kaiser as set forth below, and Consultant is willing to perform such services;

NOW THEREFORE, in consideration of the mutual promises contained herein the parties hereto agree as follows:

1.    Term.     The term of this Agreement shall commence as of the effective date and shall continue in effect for one year. Termination of this Agreement, except for cause, may occur only by mutual consent or the death or permanent and total disability of Consultant as a result of bodily injury, disease or mental disorder. This Agreement may be renewed for such term, and upon such terms and conditions, as the parties may agree in a further writing.

2.    Services.

2.1    Consultant shall perform non-exclusive consulting services to provide professional advice on such subjects as may be designated by Kaiser, including (i) on-going labor relations matters, including contract negotiation, grievances and charges, (ii) employee and benefits matters and (iii) litigation matters.

1.Any additional services by Consultant beyond those referenced in paragraph 2.1 above shall be performed by Consultant as agreed between Consultant and Kaiser and as authorized by Kaiser.

2.3    Consultant shall at all times act in accordance with his own best judgment, experience and expertise as an independent Consultant. Consultant shall communicate the status and progress of the services being performed by Consultant to Kaiser's General Counsel, senior management and outside professionals, as appropriate, and solicit input with respect to any tactical and strategic decisions required to be made in connection with the services to be performed that are likely to affect the business, operations or liabilities of Kaiser and its affiliates.

2.4    Consultant may perform consulting services for persons other than Kaiser so long as such other consulting services do not present an actual conflict of interest for Consultant. Consultant agrees to inform Kaiser when consulting services are being performed for others, and will provide a certification that no conflict exists. Consultant will arrange his schedule and other work to ensure that Kaiser work remains the primary priority for Consultant's work and remains the first call on Consultant's resources and time. Should Consultant request a waiver of any potential conflict with respect to either interest or time, Kaiser will not unreasonably withhold its consent to waiver.

3.    Fees and Reimbursements/Invoices. For the initial term of the Agreement, Consultant's compensation will be as follows:

1.The base Fee per month, exclusive of expenses (the “Base Fee”) for the period extending through June 30, 2012, shall be $21,500, for which Consultant will provide up to 100 hours of services. Travel time that is not covered by other work will be counted at one-half the number of hours, and there will be no premium for weekend or holiday work. The Base Fee will be pro-rated for any partial months.

Additional fees (the “Additional Fees”) during this period for hours worked in excess of 100 hours, exclusive of expenses, will be billed at $200 per hour.

2.The prorated Base Fee for July 1, 2012, through September 30, 2012, shall be $16,250, exclusive of expenses, for which Consultant will provide up to 75 hours of services. Travel time that is not covered by other work will be counted at one-half the number of hours, and there will be no premium for weekend or holiday work. The Additional Fee during this period for hours worked in excess of 75 hours, exclusive of expenses, will be billed at $200 per hour.

3.The prorated Base Fee for October 1, 2012, through December 31, 2012, shall be $11,000, exclusive of expenses, for which Consultant will provide up to 50 hours of services. Travel time that is not covered by other work will be counted at one-half the number of hours, and there will be no premium for weekend or holiday work. The Additional Fee during this period for hours worked in excess of 50 hours, exclusive of expenses, will be billed at $200 per hour.

4.The prorated Base Fee for January 1, 2013, through April 30, 2013, shall be $5,700, exclusive of expenses, for which Consultant will provide up to 25 hours of services. Travel time that is not covered by other work will be counted at one-half the number of hours, and there will be no premium for weekend or holiday work. The Additional Fee during this period for hours worked in excess of 25 hours, exclusive of expenses, will be billed at $200 per hour.

5.Both parties agree that Consultant is not an employee. Consultant shall be solely responsible for payment of all FICA and federal, state and local income taxes payable on compensation received hereunder. All travel time in connection with this Agreement will be prorated as required and compensated at the above rates. Consultant shall be solely responsible for providing his own office space and all supplies or materials necessary to carry out the work hereunder. Upon submission of proper documentation, Kaiser will reimburse Consultant for all reasonable and customary expenses incurred while providing consulting services. The term “reasonable and customary” shall mean expenses incurred consistent with Kaiser's corporate policies on reimbursement of travel and related expenses, but shall not include any costs or expenses incurred by Consultant to provide his own working environment (office space, parking, telephones, faxes, etc.).

6.Consultant's compensation and expense reimbursement shall be paid as follows:

1.Beginning in May 2012 and each month thereafter during the term of the Agreement, Consultant's Base Fee will be paid automatically by Kaiser by wire transfer monthly on the first business day between the first and fifth day of the month.

2.Beginning in May 2012 and each month thereafter during the term of the Agreement, by the fifth day of the month or as soon thereafter as reasonably practicable, Consultant will provide an invoice for the previous month that provides a summary of time and activities as to the Base Fee, and a reasonably detailed description of services and time. Consultant will also submit a reasonably detailed schedule of expenses for reimbursement including receipts. Bills and receipts may be submitted electronically.

3.Statements for services and expense reimbursements shall be submitted to:

Kaiser Aluminum Fabricated Products, LLC
Attn: John M. Donnan, Senior Vice President and General Counsel
27422 Portola Parkway, #200
Foothill Ranch, CA 92610-2831
Fax: (949) 614-1730
john.donnan@kaiseraluminum.com

4.Kaiser will promptly review the statements submitted with respect to the Additional Fee and requests for expense reimbursement, and will pay all undisputed Additional Fee and expense reimbursement amounts within 30 days of Kaiser's receipt of such statement.

4.    Independent Contractor.

4.1    Consultant shall perform services hereunder as an independent contractor and not as an employee. Except as otherwise expressly authorized by Kaiser, Consultant shall have no power or authority to act for, legally represent, or commit Kaiser in any way unless Kaiser expressly authorizes him to do so.

4.2    Consultant understands and agrees that during the period of this Agreement and any extensions thereto he is not entitled to participate in or accrue benefits, and Consultant hereby expressly waives any claim to participate in or accrue benefits, under Kaiser's employee benefit plans, including but not limited to KRP, Plan B, Severance Pay and Benefits Continuation, Personal Choice, Life Insurance, Sick Leave with Salary Continuation, Long Term Disability, Accidental Death and Dismemberment, Medical and Dental plans for services performed hereunder, except as he is entitled to receive any such benefits as a result of his retirement as of the effective date of this Agreement. For the avoidance of doubt, the parties agree that any and all benefits to which Consultant may be entitled must derive, if at all, from his term of employment at Kaiser, and not from his service as a Consultant. In addition and except as otherwise contemplated by the terms of grants, plans and programs in effective as of the effective date of this Agreement, Consultant is not entitled to participate in any employee bonus plans as a result of his service as a Consultant.
5.    Protection of Confidential Information.

5.1    All work product of Consultant in the performance of this Agreement, including without limitation, analyses, reports, data and other information created by Consultant, shall be the property of Kaiser and shall be considered Confidential Information. Any information disclosed to Consultant by Kaiser or others in connection with service for Kaiser under this Agreement shall also be considered Confidential Information, and shall, as between Kaiser and Consultant, be the property of Kaiser.

1.Except as Kaiser may authorize in writing, Consultant shall not disclose any Confidential Information or use it for any purpose other than the performance of his services under this Agreement. Promptly upon Kaiser's request, and in any event upon the termination of this Agreement, Consultant shall deliver to Kaiser all such material (including all copies made thereof) which Consultant has in his possession.

5.3    Upon termination of this Agreement for any reasons, Consultant will, except as otherwise agreed to in writing by the parties, return to Kaiser all property belonging to Kaiser, including without limitation, computer equipment, computer programs or other property belonging to Kaiser, and documents, property and data of any nature and in any form, including electronic or magnetic form, reflecting any confidential information described above.

6.    Applicable Law/Entire Agreement.

6.1    This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of California, except that conflicts of laws/provisions of California law shall not be applied for the purpose of making other law applicable.

6.2    This Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties relating to Consultant's activities as a Consultant. It may not be amended, supplemented or superseded except by a written agreement signed by both parties.

7.    Dispute Resolution.

7.1    This Section 7 applies to all disputes between the parties after the effective date of this Agreement, including but not limited to disputes arising out of or related to this Agreement, the terms under which Consultant provides services to Kaiser, and payment or non-payment of any amounts to Consultant.

7.2    If a dispute arises, and if the dispute cannot be settled through direct discussions, then Kaiser and Consultant agree to first endeavor to settle the dispute in an amicable and good faith manner by mediation before a mutually agreeable mediator, before having recourse to any other proceeding or forum.

7.2    Any controversy or claim that cannot be resolved by good faith mediation shall on the written request of the complaining party served on the other within thirty (30) calendar days of the event which forms the basis of the controversy or claim, be submitted and resolved by final and binding arbitration in a manner consistent with the rules of the American Arbitration Association. Service of the written demand for arbitration shall be made by certified mail, with a return receipt requested. Time is of the essence. If the request is not served within said thirty (30) days of the date a cause of action arises, the complaining party's claim(s) shall be forever waived and barred before any and all forums, including, without limitation, arbitration or judicial forums. The Arbitrator shall have no authority to alter, amend, modify or change any of the terms of the Agreement. The decision of the Arbitrator shall be final and binding and judgment thereon may be entered in any court having jurisdiction thereof. The parties shall equally divide all costs of the arbitration, but the parties shall bear their own expenses for attorney's fees and witness costs.

7.3    The parties intend that the dispute resolution procedures outlined herein are mandatory and shall be the exclusive means of resolving all disputes, between Consultant and Kaiser and/or Kaiser's employees, directors, officers or managers. However, this provision does not prevent either Party from first seeking injunctive relief if necessary to enforce the terms of this Agreement.

8.    Notices.     All notices, correspondence, consents, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given when actually received. Such notices may be given personally, by registered or certified mail, by email, or by facsimile transmission:

if to Consultant:	James E. McAuliffe, Jr.
217 Whippoorwill Rd.
Moorseville, NC 28117
Fax: (704) 660-1986
Phone: (704) 660-1985
Email: jim.mcauliffe@kaiseraluminum.com

if to Kaiser:	Kaiser Aluminum Fabricated Products, LLC
Attn: John M. Donnan, Vice President and General Counsel
27422 Portola Parkway, #200
Foothill Ranch, CA 92610-2831
Phone: (949) 614-1767
Fax: (949) 614-1730
john.donnan@kaiseraluminum.com

or to such other address as either party shall have last designated by notice to the other party hereto.

9.    Waiver.     Failure of either Kaiser or Consultant to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions nor in any way affect the validity of this Agreement or any part thereof or the right of either party thereafter to enforce each and every provision thereof. The waiver of any provisions of this Agreement or any breach thereof shall not constitute waiver of any subsequent breach of the same or any other provisions of this Agreement.

10.    Survival.    The obligations of Consultant under Section 5, 6 and 7 of this Agreement shall survive termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Consulting Agreement as of the date first set forth above.

CONSULTANT:	KAISER ALUMINUM FABRICATED PRODUCTS, LLC

/s/ James E. McAuliffe, Jr.	By:	/s/ John M. Donnan
James E. McAuliffe, Jr.		John M. Donnan
Senior Vice President and General Counsel